Exhibit 99.1

Behringer Harvard Acquires

World-Class Resort and Spa in Colorado

DALLAS, June 11, 2007 – Behringer Harvard announced today that it has acquired a majority interest in The Lodge & Spa at Cordillera, a secluded 56-room chateau-style resort and 20,000-square-foot spa in the gated Cordillera community in Edwards, Colo. The resort sits 8,000 feet above sea level on nearly 8.3 acres and offers panoramic views of the surrounding mountains and Vail Valley. Behringer Harvard and its joint venture partner, Townsend Partners, also acquired 23.2 fully entitled acres of undeveloped land adjacent to the property.

“The Lodge & Spa at Cordillera offers us an outstanding opportunity to enhance the value of a unique and irreplaceable asset,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “The resort is a jewel in the mountains. We believe that by making certain enhancements and reconfiguring existing components, we can increase Cordillera’s appeal and take greater advantage of its prime ski location.”  Behringer said current plans are to renovate the resort and add 19 additional lodging units.

The Lodge & Spa at Cordillera consists of resort lodging units, lifestyle amenities, the 23.2-acre Cordillera Village Center site, the Grouse on the Green restaurant, and the Strawberry Park Condominium located in Beaver Creek. The resort offers unobstructed views of the Rocky Mountains to the south and Game Creek Bowl to the east from every guest room as well as from many of the public and amenity spaces. The resort has won the AAA Four Diamond Award for 15 consecutive years for providing amenities such as a world-class spa and slope-side concierge facilities and services. The Ayanyu Spa is a world-famous spa that includes a state-of-the-art fitness center, a 25-meter indoor heated lap pool with fireplace and a Jacuzzi.

The resort attracts a diverse clientele ranging from golf and ski enthusiasts and spa-oriented guests to wedding parties and small-business groups. During the winter, the property also accommodates skiers at its Strawberry Park Condominium located in Beaver Creek Village and at the Cordillera Vail Club. In addition, the resort provides access to many other activities including fly-fishing, whitewater rafting, horseback riding, snowshoeing, ice skating, sleigh rides and snowmobile tours.

The resort offers access to championship golf courses designed by Hale Irwin, Jack Nicklaus and Tom Fazio. In December 2006, Golf Digest ranked the Lodge at Cordillera the 22nd greatest golf resort in the U.S. In 1997, the famous Shell’s Wonderful World of Golf television series hosted a match at the Lodge at Cordillera between Phil Mickelson and Colin Montgomerie. The series, which began in the 1960s and was reintroduced in the ‘80s and ‘90s, matched the greatest golfers competing at the greatest courses in the world.

The Lodge & Spa at Cordillera is approximately 10 miles from the Beaver Creek ski lift and 15 miles from the Vail ski lift. Eagle County lies at the heart of the Western Slope of

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Colorado’s Rocky Mountain range, which includes the Vail Valley towns of Vail, Minturn, Eagle-Vail, Avon and Edwards.

The property has been acquired for Behringer Harvard Opportunity REIT I, Inc., which also holds investments in assets in California, Nevada, Minnesota, Massachusetts, Missouri, Virginia, Texas and the Bahamas.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President – Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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